LBMC

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-181772 on Form S-8 of our report dated June 30, 2025, appearing in this Annual Report on Form 11-K of the Cass Information Systems, Inc. 401(k) Plan as of and for the year ended December 31, 2024.

LBMC, PC

Brentwood, Tennessee
June 30, 2025